INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Bankers Corp.:


We have audited the accompanying consolidated statements of condition of Bankers Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bankers Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                   KPMG Peat Marwick LLP

Short Hills, New Jersey
January 31, 1997 except as to note 2,
which is as of February 5, 1997

Consolidated Statements of Condition

(dollars in thousands)                                                                                            December 31,
                                                                                                               1996           1995
ASSETS
Cash on hand and due from banks (note 4).............................................................    $     15,957   $     23,337
Securities available for sale (note 5)...............................................................          34,181              0
Investment securities held to maturity, estimated market value of $26,036 and $67,735
    at December 31, 1996 and 1995, respectively (note 6).............................................          25,961         66,831
Mortgage and asset-backed securities, held to maturity, estimated market value of $685,780
    and $463,116 at December 31, 1996 and 1995, respectively (note 7)................................         681,518        460,574
Loans net of unearned income and premiums (note 8)...................................................       1,672,234      1,321,396
    Less:  Allowance for loan losses.................................................................           6,596          8,137
                                                                                                         ------------   ------------
       Net loans.....................................................................................       1,665,638      1,313,259
Banking premises, furniture and equipment, net (note 9)..............................................          10,846         11,357
Accrued interest receivable .........................................................................          15,181         13,090
Intangible assets, net of accumulated amortization of $8,712 and $7,931
    at December 31, 1996 and 1995, respectively......................................................           3,329          4,110
Other Real Estate Owned, net (OREO) (note 8).........................................................           4,662          6,057
Other assets (notes 12 and 15).......................................................................           2,511          3,300
                                                                                                         ------------   ------------
       Total Assets..................................................................................       2,459,784      1,901,915
                                                                                                         ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Due to depositors: (note 10)
    Interest bearing.................................................................................       1,578,452      1,581,094
    Non-interest bearing.............................................................................          50,610         50,160
                                                                                                         ------------   ------------
       Total deposits................................................................................       1,629,062      1,631,254
Short-term borrowings (notes 5, 6, 7 and 11).........................................................         614,090         67,245
Mortgage escrow deposits.............................................................................          12,203         10,078
Income taxes payable (note 12).......................................................................           1,348            869
Other liabilities....................................................................................          10,204          5,531
                                                                                                         ------------   ------------
       Total liabilities.............................................................................       2,266,907      1,714,977
                                                                                                         ------------   ------------
Stockholders' equity (notes 2, 14 and 15): Preferred stock, authorized
    10,000,000 shares None issued Common stock, par value $.01:20,000,000 shares authorized,
    14,269,200  shares issued........................................................................             143            143
    Additional paid-in capital.......................................................................         101,138        101,138
    Retained earnings................................................................................         117,525        101,592
    Less:
    Unallocated Common Stock held by the ESOP........................................................             301            621
    Common Stock in Treasury, at cost: 1,891,016 shares and 1,347,043 shares, respectively ..........          25,060         15,314
    Net unrealized losses on securities available for sale, net of tax...............................             568              0
                                                                                                         ------------   ------------
       Total stockholders' equity....................................................................         192,877        186,938
                                                                                                         ------------   ------------
Commitments and contingencies (notes 14, 15 and 16)..................................................               0              0
                                                                                                         ------------   ------------
Total Liabilities and Stockholders' Equity...........................................................    $  2,459,784   $  1,901,915
                                                                                                         ============   ============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
                                                                                           Years ended December 31,
(dollars in thousands except per share data)                                 1996                      1995                  1994

Interest income:
   Real estate loans (note 8)........................                  $    109,460             $     91,278           $     75,212
   Other loans.......................................                         4,661                    4,989                  4,377
   Mortgage and asset-backed securities..............                        33,642                   26,949                 19,106
   Investment securities, includes dividends-taxable.                         5,112                    5,468                  7,724
   Municipals-nontaxable.............................                            61                       61                     71
   Short-term investments............................                            87                      354                      7
   Federal funds sold................................                            82                      166                    105
                                                                       ------------             ------------           ------------
     Total interest income...........................                       153,105                  129,265                106,602
                                                                       ------------             ------------           ------------
Interest expense:
   Deposits..........................................                        73,358                   69,833                 46,966
   Short-term borrowings.............................                        17,521                    3,985                  4,103
   ESOP debt (note 14)...............................                             0                        0                     54
                                                                       ------------             ------------           ------------
     Total interest expense..........................                        90,879                   73,818                 51,123
                                                                       ------------             ------------           ------------
     Net interest income.............................                        62,226                   55,447                 55,479
     Provision for loan losses (note 8)..............                        (3,950)                  (5,500)                (3,970)
                                                                       ------------             ------------           ------------
     Net interest income after provision for loan losses                     58,276                   49,947                 51,509
                                                                       ------------             ------------           ------------
Other Income:
   Fees and service charges..........................                         1,946                    2,145                  2,043
     (Losses) gains  on securities transactions (notes 5,6 and 7)                 0                   (1,665)                     0
     Gains (losses) on loan sales....................                            26                       28                   (712)
   Other income......................................                           169                      231                    352
                                                                       ------------             ------------           ------------
     Total other income..............................                         2,141                      739                  1,683
                                                                       ------------             ------------           ------------
Other Expense:
   Salaries and employee benefits (notes 14 and 15)..                         9,018                    8,844                  8,645
   Occupancy expense (note 16).......................                         2,855                    2,770                  3,052
   FDIC Insurance premium (note 13)..................                         3,883                    2,309                  3,148
   Amortization of intangibles.......................                           781                      938                  1,253
   Net losses and expenses on OREO...................                           758                      674                    675
   Other operating expense...........................                         5,296                    4,464                  4,357
                                                                       ------------             ------------           ------------
     Total other expenses............................                        22,591                   19,999                 21,130
                                                                       ------------             ------------           ------------
     Income before income tax expense................                        37,826                   30,687                 32,062
Income tax expense (note 12).........................                        13,501                   10,683                 11,058
                                                                       ------------             ------------           ------------
     Net income......................................                  $     24,325             $     20,004           $     21,004
                                                                       ============             ============           ============

Primary earnings per share.......................................             $1.90                    $1.51                  $1.56
Fully diluted earnings per share................................              $1.90                    $1.51                  $1.56



See accompanying notes to consolidated financial statements.

                                         Consolidated Statements of Changes in Stockholders' Equity

                                                                                                        Net Unrealized
                                                                                                           Losses on
                                                   Additional          Common Stock Common Stock          Securities     Total
                                           Common    Paid-In  Retained   held by      held by   Treasury   Available   Stockholders'
(dollars in thousands)                      Stock    Capital  Earnings   the ESOP     the MRP    Stock     For Sale     Equity

Balance at December 31, 1993 ............ $    119  $ 59,675  $114,656   ($ 1,506)  ($   317)  ($11,501)    $      0     $161,126
Changes in accounting principle,
  January 1, 1994- Securities
  available for sale ....................        0         0         0          0          0          0            9            9
20% stock dividend declared June, 1994 ..       24    41,463   (41,487)         0          0          0            0            0
Net income ..............................        0         0    21,004          0          0          0            0       21,004
Cash Dividends ..........................        0         0    (5,290)         0          0          0            0       (5,290)
Exercise of stock options ...............        0         0      (177)         0          0        259            0           82
Treasury Stock acquired, net ............        0         0         0          0          0     (3,699)           0       (3,699)
Allocation of ESOP shares ...............        0         0         0        435          0          0            0          435
Amortization of MRP shares ..............        0         0         0          0        254          0            0          254
Net increase in unrealized losses on
  securities available for sale,
  net of tax ............................        0         0         0          0          0          0       (1,916)      (1,916)
                                          --------  --------  --------   --------   --------   --------     --------     --------
Balance at December 31, 1994 ............ $    143  $101,138  $ 88,706   ($ 1,071)  ($    63)  ($14,941)    ($ 1,907)    $172,005
Net income ..............................        0         0    20,004          0          0          0            0       20,004
Cash Dividends ..........................        0         0    (6,710)         0          0          0            0       (6,710)
Exercise of stock options ...............        0         0      (408)         0          0        583            0          175
Treasury Stock acquired, net ............        0         0         0          0          0       (956)           0         (956)
Allocation of ESOP shares ...............        0         0         0        450          0          0            0          450
Amortization of MRP shares ..............        0         0         0          0         63          0            0           63
Decrease in unrealized losses on
  securities available for sale,
  net of tax ............................        0         0         0          0          0          0        1,907        1,907
                                          --------  --------  --------   --------   --------   --------     --------     --------
Balance at December 31, 1995 ............ $    143  $101,138  $101,592   ($   621)  $      0   ($15,314)           0     $186,938
Net Income ..............................        0         0    24,325          0          0          0            0       24,325
Cash Dividends ..........................        0         0    (7,742)         0          0          0            0       (7,742)
Exercise of stock options ...............        0         0      (650)         0          0        912            0          262
Treasury Stock acquired, net ............        0         0         0          0          0    (10,658)           0      (10,658)
Allocation of ESOP shares ...............        0         0         0        320          0          0            0          320
Increase in unrealized losses on
   securities available for sale,
   net of tax ...........................        0         0         0          0          0          0         (568)        (568)
                                          --------  --------  --------   --------   --------   --------     --------     --------
BALANCE AT DECEMBER 31, 1996 ............ $    143  $101,138  $117,525   ($   301)  $      0   $(25,060)    ($   568)    $192,877
                                          ========  ========  ========   ========   ========   ========     ========     ========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
                                                                                                        Years ended December 31,
(dollars in thousands)                                                                             1996         1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..................................................................................   $  24,325    $  20,004    $  21,004
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation ..............................................................................       1,027        1,165        1,488
  Provision for loan losses .................................................................       3,950        5,500        3,970
  Provision for uncollectible interest receivable ...........................................       2,267        2,809        2,243
  Provision for deferred taxes ..............................................................         571       (1,238)           0
  Net amortization of deferred fees, discounts and premiums on loans ........................         515          530          433
  Origination of loans available for sale ...................................................      (1,226)      (1,426)      (6,955)
  Proceeds from sales of loans available for sale ...........................................       1,342        9,871       13,566
  Net (gains) losses on sales of loans available for sale ...................................         (26)         (28)         712
  Net (accretion) amortization of premiums and discounts on securities held to maturity .....        (349)        (632)         530
  Net losses on the sale of securities available for sale ...................................           0        1,665            0
  Net decrease in OREO from sales and losses ................................................       8,864        7,339        8,507
  Amortization of ESOP & MRPs ...............................................................         320          513          689
  Amortization of intangibles ...............................................................         781          938        1,252
  Increase in accrued interest receivable ...................................................      (4,358)      (4,517)      (3,054)
  Decrease (increase) in other assets .......................................................         551        1,743       (1,532)
  Increase in mortgage escrow deposits ......................................................       2,125          540        1,542
  Increase (decrease) in other liabilities and income taxes payable .........................       4,980          269       (1,271)
                                                                                                ---------    ---------    ---------
    Net cash provided by operating activities ...............................................      45,659       45,045       43,124
                                                                                                ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of loans .........................................................................    (517,457)    (183,740)    (212,831)
  Net decrease in loans .....................................................................     153,054       68,204       90,260
  Purchase of mortgage and asset-backed securities held to maturity .........................    (335,865)    (144,298)    (159,271)
  Principal payments of mortgage and asset-backed securities held to maturity ...............     115,294       69,990       90,804
  Purchase of investment securities held to maturity ........................................     (13,756)      (4,925)           0
  Proceeds from maturities and calls of investment securities held to maturity ..............      54,620       20,256       34,977
  Purchase of securities available for sale .................................................     (35,099)      (1,929)           0
  Proceeds from sale of securities available for sale .......................................           0       14,625            0
  Banking premises, furniture and equipment expenditures ....................................        (516)        (316)        (661)
                                                                                                ---------    ---------    ---------
    Net cash used in investing activities ...................................................    (579,725)    (162,133)    (156,722)
                                                                                                ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Treasury stock purchases ..................................................................     (10,658)        (956)      (3,699)
  Principal payment on ESOP debt ............................................................           0            0       (1,506)
  Net increase (decrease) in demand and savings deposits ....................................      41,307       34,511       (3,688)
  Net (decrease) increase in time deposits ..................................................     (43,499)     143,209       81,233
  Net increase (decrease)in short-term borrowings ...........................................     546,845      (48,521)      46,814
  Dividends paid ............................................................................      (7,571)      (6,453)      (4,838)
  Exercise of stock options- ................................................................         262          175           82
                                                                                                ---------    ---------    ---------
    Net cash provided by financing activities ...............................................     526,686      121,965      114,398
                                                                                                ---------    ---------    ---------
  (Decrease) increase in cash and cash equivalents ..........................................      (7,380)       4,877          800
  Cash and cash equivalents at beginning of year ............................................      23,337       18,460       17,660
                                                                                                ---------    ---------    ---------
    Cash and cash equivalents at end of year ................................................   $  15,957    $  23,337    $  18,460
                                                                                                =========    =========    =========
CASH PAID DURING THE YEAR FOR:
    Interest ................................................................................   $  86,801    $  73,917    $  51,280
    Income taxes ............................................................................      12,145       12,027       10,265

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
    AND FINANCING ACTIVITIES:
    Real estate acquired in settlement of loans .............................................   $   7,469    $   8,685    $   7,409
    Loans held to maturity reclassified as loans available for sale .........................       8,013        9,410            0
    Loans available for sale reclassified as loans held to maturity .........................           0            0        3,351
    Mortgage backed securities held to maturity reclassified as securities
     available for sale .....................................................................           0       13,700       17,149
     Securities available for sale reclassified as mortgage backed
      securities held to maturity ...........................................................           0            0       12,363

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995, AND 1994

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Bankers Corp. (the Corporation) and its wholly-owned subsidiary Bankers Savings (the Bank) and its inactive wholly-owned subsidiary, PASI Development, Incorporated. All inter-company balances and transactions have been eliminated in the consolidated financial statements. Certain amounts in prior periods have been restated to conform to current presentation.

BUSINESS
The Bank provides a full range of banking services to individual and corporate customers through branch offices in New Jersey. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION
The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties.

SECURITIES
Securities include investment securities and mortgage and asset-backed securities. Effective January 1, 1994, the Bank accounts for securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that securities classified as available for sale be carried at fair value with unrealized gains and losses reported net of applicable taxes as a separate component of stockholders' equity.

Management determines the appropriate classification of the securities at the time of purchase. Securities that may be sold in response to changing market and interest rate conditions or as part of an overall asset liability strategy are classified as available for sale. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts. Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the period in which such determination is made. Gains or losses on sales of securities are based upon the specific identification method.

PREMIUMS AND DISCOUNTS
Premiums and discounts on loans and securities purchased are amortized on a method that approximates a level yield over the estimated average lives of the assets.

LOANS
Loans are stated at their outstanding principal amount. Interest income on loans is accrued and credited to interest income as earned. The accrual of income on loans is discontinued after the loan becomes 120 days past due or when certain factors indicate reasonable doubt as to the collectibility of principal and interest. Once a loan becomes 120 days past due, interest accrued but not collected is reserved. Subsequent cash receipts are either applied to the outstanding principal balance or recorded as interest income depending on management's assessment of the ultimate collectibility of principal and interest.

LOANS AVAILABLE FOR SALE

Mortgage loans available for sale are reported at the lower of cost or market on an aggregate basis. Mortgages are carried net of deferred fees which are recognized as income at the time the loans are sold to permanent investors. Mortgage loans available for sale when securitized to facilitate their sale are then included with securities available for sale. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the net proceeds and the carrying value.

ALLOWANCE FOR LOAN LOSSES
Losses on loans are charged to the allowance for loan losses. Additions to this allowance are made by recoveries of loans previously charged off and by a provision charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on collectibility of loans and prior loan loss experience. Management believes that the allowance for loan losses is adequate. The determination of the balance for the allowance for the loan losses is based on an analysis of the loan portfolio, historical loan loss experience, economic conditions and other factors that warrant recognition in providing for an adequate allowance. Additions to the allowance may be necessary based on changes in the economic conditions and other factors or as various regulatory agencies may require after an examination based on their judgement and the information available to them at the time of the examination.

LOAN FEES
Loan origination fees and certain direct costs of originations are deferred and recognized over the estimated life of the loan as an adjustment to the loan's yield.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN
Statement of Financial Accounting Standards No. 114, ("SFAS No. 114") "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," were adopted on January 1, 1995. These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans are calculated. The Corporation defined the population of impaired loans to include non-accrual loans in excess of $500,000. Smaller balance homogeneous loans that are collectively evaluated for impairment such as residential mortgage loans are specifically excluded from the impaired loan portfolio. Adoption of these new standards had no effect on the level of the allowance for loan losses or operating results for the year ended December 31, 1995.

OTHER REAL ESTATE OWNED
Other real estate owned ("OREO") consists of foreclosed properties and is recorded at the lower of the book value of the loan or the fair value of the asset acquired, less estimated disposition costs. The excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. In accordance with AICPA Statement of Position 92-3, "Accounting for Foreclosed Assets," subsequent changes in the value of OREO are recorded directly to an OREO reserve. Increases in the OREO reserve as well as expenses to administer such OREO, and any gains or losses realized upon the sale of the property are charged to operating expenses.

BANKING PREMISES, FURNITURE AND EQUIPMENT
Land is carried at cost, and banking premises, furniture and equipment are carried at cost, less accumulated depreciation. Depreciation on land improvements and banking premises is provided for using the straight-line method over the estimated useful life of ten to fifty years. The Bank depreciates furniture and equipment using the declining balance method over the estimated useful life of three to ten years. Leasehold improvements are amortized over the term of the lease or estimated useful life of the asset, if shorter. Expenditures for betterments and major renewals are capitalized, while repairs and maintenance costs are charged to operations as incurred. Gains and losses on dispositions are reflected in current operations.

INTANGIBLE ASSETS
Cost in excess of fair value of net assets acquired as the result of branch purchases are being amortized on an accelerated basis over a period approximating an average life of 10 years.

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS
In the third quarter of 1995, the Corporation adopted, retroactive to January 1, 1995, Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 amends Financial Accounting Standards Board ("FASB") Statement No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"), to require that mortgage banking enterprises recognize as a separate asset the right to service mortgage loans for others however those servicing rights are acquired. Previously under SFAS 65, only purchased mortgage servicing rights were permitted to be recognized. Under SFAS 122, mortgage servicing rights acquired through the sale of loans with servicing rights retained will also be recognized. SFAS 122 also requires that mortgage servicing rights be assessed for impairment based on the fair value of those rights.

The Corporation's criteria for, and policies relating to, estimating the fair value of mortgage servicing rights are consistent with the methods utilized for estimating the fair value of purchased mortgage servicing rights as determined by references to independent third party sources.

The adoption of SFAS 122 did not have a material effect on the Corporation's earnings, liquidity and capital resources. As a result of the adoption of SFAS 122, the Corporation recognized a gain of $13,000 and $99,000 during the years 1996 and 1995, respectively. Originated mortgage servicing rights amounted to $99,000 at December 31, 1996 and are being amortized over the life of the loans.

PENSION PLAN
The Bank's funded pension plan covers all employees who have met the eligibility requirements of the plan. The Bank's funding policy is to contribute annually an amount that can be deducted for Federal income tax purposes.

INCOME TAXES
The Corporation accounts for income taxes in accordance with the asset and liability method. Under this method ,deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks and Federal funds sold. Generally, Federal funds are sold for one-day periods.

EARNINGS PER SHARE
Earnings per share was computed by dividing net income applicable to common stock by the total of the average number of common shares outstanding and the additional dilutive effect of stock options outstanding during the respective periods. The dilutive effect of stock options are considered in both primary and fully diluted computations using the treasury stock method.

Earnings per share has been computed based on the following:

                                                                                    Years ended December 31,
(dollars in thousands)                                               1996               1995              1994
                                                                    ------             ------            ------
Net income applicable to
   common stock............................................         $24,325            $20,004           $21,004
Average number of common
   shares outstanding......................................          12,556             12,904            13,173
Average number of common
   shares and common
   equivalent shares outstanding...........................          12,808             13,223            13,500
Average number of common
   shares and common
   equivalent shares outstanding,
   assuming full dilution..................................          12,820             13,227            13,506


STOCK OPTION PLANS
The Bank has accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Bank adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25.


NOTE 2 SUBSEQUENT EVENTS

On February 5, 1997, the Corporation signed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Sovereign Bancorp, Inc. ("Sovereign") headquartered in Wyomissing, Pennsylvania, providing for the merger of the Corporation with and into Sovereign. The transaction is subject to customary conditions including regulatory and shareholder approvals and is expected to be consummated during the fourth quarter of 1997. The terms of the Merger Agreement in part call for Sovereign to exchange $25.50 in Sovereign common stock for each outstanding share of the Corporation's common stock. The price will stay fixed at $25.50 per share of the Corporation's common stock if Sovereign's average stock price remains between $11.00 and $16.50 per share (collectively, the "collars") during a 15-day pricing period prior to the closing of the transaction. The collars and the maximum and minimum exchange ratio will be adjusted for Sovereign's 6-for-5 stock dividend declared January 16, 1997 and payable March 14, 1997 and will be further adjusted for subsequent stock dividends and splits so that the Corporation's shareholders shall receive the same total dollar value. The number of shares of Sovereign common stock which stockholders of the Corporation will receive upon consummation is based upon the calculation set forth in the Merger Agreement.

NOTE 3 CONVERSION TO STOCK SAVINGS BANK, FORMATION OF BANK HOLDING COMPANY AND SALE OF COMMON STOCK

On March 23, 1990 the Bank converted from a mutual savings bank to a capital stock savings bank. The Bank issued all of its outstanding capital stock to the Corporation, the holding company for the Bank's common stock.

At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's net worth at March 31, 1989, for the benefit of eligible account holders. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts in the Bank after conversion.

The liquidation account will be reduced annually to the extent that eligible account holders have reduced their eligible deposits, and shall cease upon the closing of the accounts and shall never be increased. In the event of liquidation of the Bank, such person shall be entitled, after all payments to creditors, to a distribution from the liquidation account before any distribution to stockholders. As of December 31, 1996 the balance in the liquidation account was $3.9 million.

NOTE 4  CASH ON HAND AND DUE FROM BANKS

Included in cash on hand and due from banks at December 31, 1996 and 1995 was $4,975,000 and $4,637,000, respectively, representing reserves required to be maintained by the Federal Reserve Bank.

NOTE 5  SECURITIES AVAILABLE FOR SALE

Securities available for sale as of December 31, 1996 are comprised of US Treasury Notes with an estimated market value of $34,181,000 and an amortized cost of $35,082,000. Gross unrealized losses on these securities were $901,000 at December 31, 1996. There were no security sales in 1996. Proceeds from sales of securities available sale for 1995 were $14,625,000 with gross gains of $0 and gross losses of $1,665,000. There were no security sales in 1994. Securities available for sale with an amortized cost of approximately $30,103,000 were pledged under repurchase agreements at December 31, 1996.

In November 1995, the FASB issued a special report on the implementation of SFAS No. 115. This special report provided an opportunity for a onetime reassessment of the classification of securities as of a single measurement date between November 15, 1995 and December 31, 1995. On December 19, 1995, the Bank recorded a net transfer of $13,700,000 of mortgage-backed securities to available for sale and subsequently sold the securities prior to December 31, 1995.

NOTE 6  INVESTMENT SECURITIES - HELD TO MATURITY

A summary of the amortized cost and estimated market value of investment securities held to maturity is as follows:

                                                December 31, 1996                               December 31, 1995
(dollars in thousands)
                                                 Gross      Gross     Estimated                 Gross        Gross     Estimated
                                  Amortized   Unrealized  Unrealized    Market     Amortized  Unrealized   Unrealized     Market
                                     Cost        Gains      Losses      Value         Cost      Gains        Losses       Value

Bonds:
US Treasury securities,
   US Government Agency
   obligations .................  $      500  $        0  $        0  $      500  $   25,469  $      308  $        0  $   25,777
Corporate ......................      24,486         104          71      24,519      40,382         533           6      40,909
Municipals .....................         975          42           0       1,017         980          69           0       1,049
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Investment Securities
   held to maturity ............  $   25,961  $      146  $       71  $   26,036  $   66,831  $      910  $        6  $   67,735
                                  ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========


The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to prepayment or early call privileges of the issuer.

                                                                      Estimated
                                                       Amortized        Market
(dollars in thousands)                                   Cost           Value
Due in one year or less ......................          $20,904        $21,004
Due after one year
   through five years ........................            2,944          2,897
Due after five years
   through ten years .........................              200            193
Due after ten years ..........................            1,913          1,942
                                                        -------        -------
                                                        $25,961        $26,036
                                                        =======        =======

There were no sales of investment securities during 1996, 1995 and 1994. Proceeds from maturities and calls of investment securities held to maturity during 1996, 1995 and 1994 were $54,620,000, $20,256,000 and $34,977,000, respectively.

Securities with an amortized cost of approximately $500,000 and $300,000 were pledged for Treasury, Tax and Loan balances and public funds, respectively, at December 31, 1996 and $5,005,000 and $300,000, respectively, at December 31, 1995. Securities with an amortized cost of approximately $0 and $14,998,000 were pledged under repurchase agreements at December 31, 1996 and 1995, respectively.

NOTE 7  MORTGAGE-AND ASSET-BACKED SECURITIES - HELD TO MATURITY

Mortgage and asset-backed securities held to maturity are summarized as follows:


                                                December 31, 1996                                  December 31, 1995
(dollars in thousands)
                                               Gross         Gross     Estimated                   Gross        Gross     Estimated
                                Amortized   Unrealized    Unrealized     Market     Amortized   Unrealized   Unrealized     Market
                                   Cost        Gains         Losses      Value        Cost         Gains       Losses        Value
Certificates of
   participants in
   pools of mort-
   gage loans:
   FHLMC and FNMA ..........   $  180,847   $    4,045   $        0   $  184,892   $  206,267   $    3,701   $        0   $  209,968
   GNMA ....................      156,044        1,508           93      157,459       86,305          633            0       86,938
   Sears Mortgage
   Securities Corp. ........          777            0           17          760          991            8            0          999
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                  337,668        5,553          110      343,111      293,563        4,342            0      297,905
Collateralized                 ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   mortgage
   obligations
   and asset-backed
   securities:
   FHLMC and FNMA ..........      183,266          694          589      183,371       19,170            0          236       18,934
   Privately issued ........      160,584          425        1,711      159,298      147,841          268        1,832      146,277
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                  343,850        1,119        2,300      342,669      167,011          268        2,068      165,211
Total mortgage                 ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   and asset-backed
   securities held
   to maturity .............   $  681,518   $    6,672   $    2,410   $  685,780   $  460,574   $    4,610   $    2,068   $  463,116
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

There were no sales of mortgage and asset-backed securities during 1996, 1995 and 1994.

Securities with an amortized cost of approximately $351,000 and $442,000 were pledged for public funds at December 31, 1996 and 1995, respectively. Securities with an amortized cost of approximately $599,774,000 and $34,258,000 were pledged under repurchase agreements at December 31, 1996 and 1995, respectively.

NOTE 8  LOANS AND OREO

Loans receivable are summarized as follows:

                                                                                                           December 31,

(dollars in thousands)                                                                         1996                         1995
Mortgage loans:
   1-4 Family Residential ..............................................                  $ 1,517,069                   $ 1,169,271
   V.A. guaranteed and
     F.H.A insured .....................................................                       31,901                        38,490
   Construction ........................................................                        1,157                         1,880
   Commercial and multi-family .........................................                       50,525                        56,143
   Conventional available
     for sale ..........................................................                        8,916                           993
                                                                                          -----------                   -----------
                                                                                            1,609,568                     1,266,777
Home equity loans ......................................................                       50,920                        43,846
Consumer loans and other ...............................................                        7,010                         7,582
                                                                                          -----------                   -----------
                                                                                            1,667,498                     1,318,205
Net premium on loans purchased .........................................                        5,253                         3,932
Deferred loan fees .....................................................                         (517)                         (741)
                                                                                          -----------                   -----------
     Total loans .......................................................                  $ 1,672,234                   $ 1,321,396
                                                                                          ===========                   ===========


Non-performing assets are as follows:

                                                                                                           December 31,
(dollars in thousands)                                                                         1996                         1995

Non-accrual loans ............................................................                    $21,345                    $24,947
Loans 90 days or more past due
    and still accruing .......................................................                      3,014                      1,446
                                                                                                  -------                    -------
Non-performing loans .........................................................                    $24,359                    $26,393
                                                                                                  =======                    =======
Other real estate owned ......................................................                      5,267                      6,407
Less allowance for other
    real estate owned ........................................................                        605                        350
                                                                                                  -------                    -------
Total other real estate owned ................................................                    $ 4,662                    $ 6,057
                                                                                                  =======                    =======

The activity in the allowance for other real estate owned is as follows:

(dollars in thousands)

                                                                                  1996                 1995                    1994
                                                                                 ------               ------                  ------
Balance at beginning of year ...................................                 $ 350                 $ 602                  $ 935
Provision charged
   to operations ...............................................                     0                     0                      0
Recoveries(Charge-offs) ........................................                   255                  (252)                  (333)
                                                                                 -----                 -----                  -----
Balance at end of year .........................................                 $ 605                 $ 350                  $ 602
                                                                                 =====                 =====                  =====


The average balance of impaired loans during 1996 and 1995 was $120,000 and $981,000, respectively. At December 31, 1996 there were no impaired loans and at December 31, 1995 impaired loans totaled $604,000. Included in the allowance for loan losses at December 31, 1995 was $240,000 relating to impaired loans. There was no cash basis interest income recognized on impaired loans during 1996. There were no commitments to fund additional amounts to these borrowers. The amount of interest income which would have been recorded under contractual terms for non-accrual loans totaled $2,267,000, $2,809,000 and $2,243,000 in 1996,
1995 and 1994, respectively.

Loans serviced by the Bank for others at December 31, 1996 and 1995 totaled approximately $105,666,000 and $118,706,000, respectively, and are excluded from the Bank's portfolio.

The activity in the allowance for loan losses is as follows:

(dollars in thousands)                                                          1996                   1995                   1994
                                                                               ------                 ------                 ------
Balance at beginning of year ..................................               $ 8,137                $ 8,145                $ 8,898
Provision charged
   to operations ..............................................                 3,950                  5,500                  3,970
Charge-offs ...................................................                (5,668)                (5,665)                (4,733)
Recoveries ....................................................                   177                    157                     10
                                                                              -------                -------                -------
Balance at end of year ........................................               $ 6,596                $ 8,137                $ 8,145
                                                                              =======                =======                =======

The Bank grants residential real estate loans on single and multi-family dwellings throughout the State of New Jersey and purchases in and out of state residential mortgage pools. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and other real estate owned is susceptible to changes in market conditions. The Bank believes its lending policies and procedures, including those procedures over purchased mortgage pools, adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or government or private guarantees are required for virtually all loans.

NOTE 9   BANKING PREMISES, FURNITURE AND EQUIPMENT

Banking premises, furniture and equipment are summarized as follows:



(dollars in thousands)                                                                                        December 31,
                                                                                                   1996                         1995
Cost:
   Land ....................................................................                     $ 1,833                     $ 1,833
   Banking premises ........................................................                      11,156                      11,165
   Leasehold improvements ..................................................                       1,738                       1,599
   Furniture and equipment .................................................                       8,179                       7,793
                                                                                                 -------                     -------
                                                                                                  22,906                      22,390
Less accumulated
   depreciation ............................................................                      12,060                      11,033
                                                                                                 -------                     -------
Total banking premises,
   furniture and equipment .................................................                     $10,846                     $11,357
                                                                                                 =======                     =======


NOTE 10  DEPOSITS
Deposit account balances are summarized as follows:



                                                                                                              December 31,
                                                                                                      1996                    1995
(dollars in thousands)
Savings ............................................................................              $  163,559              $  175,777
Money market accounts ..............................................................                 419,581                 371,129
NOW and Super NOW accounts .........................................................                  82,411                  77,730
Time accounts ......................................................................                 843,816                 891,302
Time accounts, $100,000 or over ....................................................                  66,864                  62,877
Club deposits ......................................................................                   3,118                   2,652
Demand deposits ....................................................................                  49,713                  49,787
                                                                                                  ----------              ----------
Total deposits .....................................................................              $1,629,062              $1,631,254
                                                                                                  ==========              ==========

Time deposit account maturities are summarized below:

                                                                                                              December 31,
                                                                                                 1996                          1995
(dollars in thousands)
Within one year ........................................................                      $769,576                      $762,803
One to two years .......................................................                       101,519                       113,764
Over two years .........................................................                        39,585                        77,612
                                                                                              --------                      --------
Total time deposits ....................................................                      $910,680                      $954,179
                                                                                              ========                      ========

NOTE 11  SHORT-TERM BORROWINGS

Short-term borrowings are summarized as follows:

(dollars in thousands)                                                         1996                  1995
Federal funds purchased:
    Balance at December 31....................................               $11,000                $18,500
    Average balance...........................................                 8,116                  5,555
    Maximum amount
     outstanding at any
     month end.............................................                   31,000                 21,000
    Average interest rate:
     During the year........................................                    5.45%                  5.86%
     At December 31.........................................                    7.25%                  6.00%

Federal funds purchased generally mature the day following the date of purchase.

Securities sold under agreements to repurchase:
    Balance at December 31 ................................                 $603,090                $48,745
Average balance............................................                  307,120                 60,896
    Maximum amount
     outstanding at any
     month end.............................................                  605,822                 89,745
    Average interest rate:
    During the year........................................                      5.56%                 6.01%
    At December 31.........................................                      5.65%                 5.82%

The following table presents the repurchase liability, interest rate, amortized cost and estimated market value of the securities sold under agreement to repurchase at December 31, 1996, summarized by maturity distribution. Mortgage and asset-backed securities held to maturity with an amortized cost of $599,774,000 and US Treasury securities available for sale with an amortized cost of $30,103,000 were pledged under repurchase agreements.




                                                                          At December 31, 1996
                                                  Repurchase         Interest        Amortized        Estimated
(dollars in thousands)                           Liability            Rate            Cost            Market Value
------------------------------------------------------------------------------------------------------------------------------------
Due in 31 to 90 days.....................         $407,400            5.67%          $423,003          $427,625
Due in 91 to 180 days....................          143,178            5.59            150,854           150,926
Due in over 180 days.....................           52,512            5.50             56,020            55,093

NOTE 12  INCOME TAXES

Income tax expense attributable to income from continuing operations consists of:



                                                                                                  December 31,
(dollars in thousands)                                                       1996                     1995                     1994
Current tax expense:
    Federal ..............................................                $ 11,887                 $ 10,936                 $ 10,159
    State ................................................                   1,043                      985                      898
                                                                          --------                 --------                 --------
                                                                            12,930                   11,921                   11,057
Deferred tax expense:
    Federal ..............................................                     525                   (1,136)                       1
    State ................................................                      46                     (102)                       0
                                                                          --------                 --------                 --------
                                                                               571                   (1,238)                       1
Total income tax expense .................................                $ 13,501                 $ 10,683                 $ 11,058
                                                                          ========                 ========                 ========




A reconciliation between the effective Federal income tax expense and the amount computed by multiplying the applicable statutory Federal income tax rate is as follows:




                                                                                              Years ended December 31,
(dollars in thousands)                                                        1996                   1995                     1994
Income before tax ..........................................               $ 37,826                $ 30,687                $ 32,062
                                                                           ========                ========                ========
Computed "expected"
   tax expense at 35%
   for 1996, 1995, and 1994 ................................               $ 13,239                $ 10,740                $ 11,222
Increase (decrease)
   in income tax
   expense resulting from:
   State income tax,
   net of Federal benefit ..................................                    708                     574                     584
Other, net .................................................                   (446)                   (631)                   (748)
                                                                           --------                --------                --------
Income tax expense .........................................               $ 13,501                $ 10,683                $ 11,058
                                                                           ========                ========                ========

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996, 1995 and 1994 are presented below in thousands:

                                                                                                             December 31,
                                                                                                   1996          1995          1994
Deferred tax assets:
Deferred compensation, principally due to financial accrual ..............................        $  408        $  358        $  316
Accrual for post-retirement
  benefits ...............................................................................           252           264           270
Unrealized holding losses on securities available for sale ...............................             0             0         1,120
Accrued interest .........................................................................            46            30             0
Deferred origination fees ................................................................           323           353           463
Compensated absences, principally due to accrual for financial
  reporting purposes .....................................................................            74           136           134
Mortgages, principally due to financial reporting allowance
  for loan loss reserves .................................................................         2,437         3,007         3,010
Other Real Estate Owned, due to financial reporting provisions for
  doubtful collection ....................................................................           223           129           222
Other ....................................................................................            36            18            17
                                                                                                  ------        ------        ------
Total gross deferred tax assets ..........................................................         3,799         4,295         5,552
Less valuation allowances ................................................................             0             0             0
                                                                                                  ------        ------        ------
Total deferred tax assets ................................................................        $3,799        $4,295        $5,552

Deferred tax liabilities:
Banking premises, furniture, & equipment, principally due to
  differences in depreciation ............................................................        $  228        $  213        $  208
Investments, due to difference in basis in accreted discount for tax
  and financial reporting purposes .......................................................           458           371           162
Prepaid FDIC Insurance ...................................................................            42           115           601
Intangible assets due to differences in amortization expected allowable
for tax versus financial reporting purposes ..............................................           394           456           574
Mortgages, principally due to tax basis reserve increases in excess of
  base year reserves .....................................................................           400           396         1,510
Deferred loan origination cost ...........................................................           221           168            86
Bonds, due to basis differences due to tax versus financial reporting
  carrying values ........................................................................            87            66            44
Pension accruals, principally due to differences in allowable funding
  levels for tax versus financial reporting purposes .....................................            32             5            14
Originated mortgage servicing rights (SFAS 122) ..........................................            37            34             0
                                                                                                  ------        ------        ------
Total deferred tax liabilities ...........................................................        $1,899        $1,824        $3,199
                                                                                                  ------        ------        ------
Net Deferred Tax Assets ..................................................................        $1,900        $2,471        $2,353
                                                                                                  ======        ======        ======

The Corporation has determined that it is not required to establish a valuation reserve for the deferred tax asset account since it is "more likely than not" that the deferred tax asset will be realized through a carryback to taxable income and tax planning strategies. The conclusion that it is "more likely than not" that the deferred tax asset will be realized is based on the history of earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. Management believes that future taxable income will be sufficient to realize the benefits of temporary deductible differences. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

The tax bad debt reserve method previously available to thrift institutions was repealed in 1996. As a result, the Bank must change from the reserve method to the specific charge-off method to compute its bad debt deduction.

Upon repeal, the Bank is required generally to recapture into income the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves, approximately $1,100,000.

The recapture amount resulting from the change in a thrift's method of accounting for its bad debt reserves generally will be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank meets a "residential loan requirement" for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax years. Thus, recapture can potentially be deferred for up to two years. The residential loan requirement is met if the principal amount of housing loans made by the Bank during the year at issue (1996 and 1997) is at least as much as the average of the principal amount of loans made during the six most recent tax years prior to 1996. Refinancings and home equity loans are excluded. The Bank has already accrued the tax liability for the recapture amount.

NOTE 13 RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND (SAIF)

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including institutions such as the Bank that have SAIF deposits, to recapitalize the SAIF and spread the obligations for payment of Financing Corporation ("FICO") bonds across all SAIF and BIF members. The Federal Deposit Insurance Corporation ("FDIC") special assessment amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in 1996 and is tax deductible. The Bank took a charge of $2.8 million before tax-effect, as a result of the FDIC special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF member institutions have been paying for deposit insurance premiums.


NOTE 14  EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") DEBT

As part of the conversion to stock ownership, the Bank established an Employee Stock Ownership Plan and Trust (the "ESOP"). The ESOP borrowed $2,956,770 from a third party and purchased 867,319 shares of common stock of the Corporation. The loan was secured by the shares of stock and guaranteed by the Bank. Shares have been restated to reflect the 10% stock dividend, the 2 for 1 stock split and the 20% stock dividend. The loan to the third party with a remaining balance of $1,249,670 was paid off by the Corporation in July 1994 and an unsecured term note in the same amount was entered into between the ESOP and the Corporation. The net cost to the Bank in 1996 for shares allocated to participants was $222,000 and was included in salaries and employee expense which is exclusive of $98,000 for dividends received by the ESOP during the year. The net cost to the Bank in 1995 for shares allocated to participants was $305,000 and was included in salaries and employee benefit expense which is exclusive of $145,000 for dividends received by the ESOP during the year. The net cost to the Bank in 1994 for shares allocated to participants was $326,000, of which $54,000 was included in interest expense paid to a third party and $272,000 was included in salaries and employee benefits expense which is exclusive of $163,000 for dividends received by the ESOP during the year

NOTE 15  EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Bank's non-contributory pension plan covers eligible employees who have met the age and continuous service requirements of the plan. The benefits are based on years of service and the employees' compensation during the last three years of employment.

The following tables set forth the plan's funded status based on actuarial valuation at September 30, 1996 and 1995 and amounts recognized in the Corporation's consolidated financial statements at December 31, 1996 and 1995.

                                                                                                               December 31,
(dollars in thousands)                                                                                1996                    1995
Actuarial present value of benefit obligations:
    Vested .........................................................................                $ 5,060                 $ 4,885
    Non-vested .....................................................................                    302                     257
                                                                                                    -------                 -------
Accumulated benefit
   obligation ......................................................................                  5,362                   5,142
Effect of projected
   future compensation
   levels ..........................................................................                  1,245                   1,164
                                                                                                    -------                 -------
Projected benefit
   obligation ......................................................................                  6,607                   6,306
Fair value of plan assets ..........................................................                  8,039                   7,268
                                                                                                    -------                 -------
Excess of assets over
   projected benefit
   obligation ......................................................................                  1,432                     962
Amount contributed
   during fourth quarter ...........................................................                      0                      14
Unrecognized transition asset ......................................................                   (270)                   (376)
Unrecognized gain ..................................................................                 (1,187)                   (549)
Unrecognized past
   service liability ...............................................................                    (35)                    (38)
                                                                                                    -------                 -------
(Accrued) prepaid expense ..........................................................                $   (60)                $    13
                                                                                                    =======                 =======



Benefit obligations were determined using a weighted average discount rate of 7.75% as of September 30, 1996 and 7.50% as of September 30, 1995.

Net pension benefit includes the following components:

                                                                                                   Years ended
                                                                                                   December 31,
(dollars in thousands)                                                          1996                   1995                    1994
Service cost benefits earned
   during the year ............................................               $   290                $   240                $   288
Interest cost on projected
   benefit obligation .........................................                   464                    435                    386
Return on plan assets .........................................                (1,005)                (1,299)                   (12)
Net amortization and
   deferral ...................................................                   324                    702                   (587)
                                                                              -------                -------                -------
    Total net periodic pension
    expense ...................................................               $    73                $    78                $    75
                                                                              =======                =======                =======

The net periodic pension expense was determined using a weighted average discount rate of 7.50% in 1996, 8.25% in 1995 and 7.00% in 1994. The long-term weighted average rate of compensation was 5.50% for 1996, 6.00% for 1995 and 5.50% for 1994. The long-term weighted average rate of return on plan assets was 8.00% for 1996, 1995 and 1994. Plan assets consist of pooled mutual funds managed by the Retirement System Group Inc.

POST-RETIREMENT BENEFITS
The Bank also provides certain health care and life insurance benefits to eligible retired employees. Current eligible employees must satisfy certain service and age requirements in order to be covered for post-retirement benefits other than pensions. Currently, the Post-Retirement Benefit Plan is unfunded. The post-retirement health care costs are capped. In addition, benefits are not provided to anyone who was not at least age 55 on October 1, 1991.

The components of net periodic post-retirement benefit costs are as follows:

                                                                                                        Years ended
                                                                                                        December 31,
(dollars in thousands)                                                               1996                  1995                 1994
Service cost .......................................................                 $  0                  $  6                 $  8
Interest cost ......................................................                   45                    71                   64
Net amortization ...................................................                   (7)                   24                   34
                                                                                     ----                  ----                 ----
Net periodic post-retirement
   benefit cost ....................................................                 $ 38                  $101                 $106
                                                                                     ====                  ====                 ====

The status of the post-retirement plan is as follows:

                                                                                                         December 31,
(dollars in thousands)                                                                   1996               1995               1994
Accumulated post-retirement benefit obligation:
   A)  Retirees ...........................................................             ($405)             ($726)             ($663)
   B)  Active fully eligible
         plan participants ................................................              (172)              (130)              (146)
   C)  Other active plan
         participants .....................................................               (16)               (79)               (78)
                                                                                        -----              -----              -----
                                                                                         (593)              (935)              (887)
Unrecognized (gain)/loss ..................................................               (90)               220                156
                                                                                        -----              -----              -----
Accrued post-retirement
     benefit cost .........................................................             ($683)             ($715)             ($731)
                                                                                        =====              =====              =====

The 1996, 1995 and 1994 post-retirement costs were determined using assumed weighted average discount rates of 7.50 %, 8.25% and 7.00%, respectively. Assumed compensation increases were 5.50% for 1996, 6.00% for 1995 and 5.50% for 1994.

STOCK OPTION PLANS
Under the terms of two previous stock option plans, a total of 1,426,920 shares of the Corporation's common stock were initially reserved for grant to eligible employees and directors. The options granted under such plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. The stock options will vest during a period of up to five years after the date of grant.

A summary of stock activity related to these stock option plans is as follows:



                                                                                           NUMBER OF                  OPTION PRICE
                                                                                             SHARES                     PER SHARE
STOCK OPTION PLANS                                                                     ----------------            -----------------

Outstanding at December 31, 1993 .........................................                   454,173                   $3.41 & 11.98
   Exercised .............................................................                   (24,162)                   3.41
   Forfeited .............................................................                         0
                                                                                            --------                   -------------
Outstanding at December 31, 1994 .........................................                   430,011                   $3.41 & 11.98
   Exercised .............................................................                   (51,467)                   3.41
   Forfeited .............................................................                         0
                                                                                            --------                   -------------
Outstanding at December 31, 1995 .........................................                   378,544                   $3.41 & 11.98
   Exercised .............................................................                   (76,940)                   3.41
   Forfeited .............................................................                         0
                                                                                            --------                   -------------
Outstanding at December 31, 1996 .........................................                   301,604                   $3.41 & 11.98




As of December 31, 1996 options for 290,085 shares were exercisable and the weighted average exercise price was $3.92. No additional options will be granted under these plans.

In 1993, the Corporation's stockholders approved two new stock option plans: a key employees plan and an outside director plan. The number of shares reserved under those plans shall not exceed 912,000 shares subject to adjustment for stock dividends and splits. The options granted under this plan are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. The stock options will vest during a period of up to five years after the date of grant.

A summary of the key employee stock option plan is as follows:

                                                                                 NUMBER OF                 OPTION PRICE
                                                                                   SHARES                   PER SHARE
                                                                               --------------            ---------------

Outstanding at December 31, 1993 ...............................................     31,200                    $11.98
    Granted ....................................................................          0
    Exercised ..................................................................          0
                                                                                     ------                    ------
Outstanding at December 31, 1994 ...............................................     31,200                    $11.98
    Granted ....................................................................      9,000                     13.50
    Exercised ..................................................................          0
    Expired ....................................................................          0
                                                                                     ------                    ------
Outstanding at December 31, 1995 ...............................................     40,200                    $11.98 & 13.50
    Granted ....................................................................      6,000                     16.69
    Exercised ..................................................................          0
    Expired ....................................................................          0
                                                                                     ------                    ------
Outstanding at December 31, 1996 ...............................................     46,200                    $11.98, 13.50 & 16.69

There were no options granted under the outside directors' plan at December 31, 1996. All 46,200 options outstanding at December 31, 1996 were related to the key employees stock option plan and 20,520 were exercisable with a weighted average exercise price of $12.11. Options for 865,800 shares were available for future grant. The option price per share represents the market value of the Corporation's stock on the date of grant. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $3.16 and $3.46 on the date of grant using the Black Shcoles option-pricing model with the following weighted-average assumptions: 1996-expected dividend yield 3.46%, risk-free interest rate of 5.36% and the expected life of 5 years; 1995-expected dividend yield 3.13%, risk-free interest rate of 7.76% and the expected life of 5 years.

The Bank applies APB Opinion No. 25 in accounting for its Plans and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the effect on 1996 and 1995 income before taxes and net income would have been immaterial, and the effect is not expected to be material in future years.

DIRECTORS' PLANS
The Board of Directors of the Corporation has adopted the Bankers Corp. Outside Directors' Deferred Compensation Plan ("Deferred Compensation Plan"). Under the Deferred Compensation Plan each outside director shall become a participant in the plan as of the first day of the month coincident with or next following his completion of 84 months of credited service as an outside director. The deferred compensation benefit will be paid to the participant or his heirs in equal monthly installments for a period which shall not exceed the lesser of the number of months of the participants credited service or 180 months. The annual deferred compensation benefit shall be an amount equal to one-half of the sum of the average of the last three (3) years annual Directors' retainer fee paid by the Corporation to its Outside Directors, plus the average of the last three (3) years fee paid for attendance at the regular Directors' Meeting. Two former director's are currently receiving benefits under this plan which totaled $16,704 for 1996 and $11,836 for 1995. The unfunded cost of this obligation is accrued for on a current basis and totaled $45,000 for 1996, $42,000 for 1995 and $29,000 for 1994.

EMPLOYEE STOCK OWNERSHIP PLAN
Under the ESOP, an employee of the Bank and/or its affiliates shall become a participant when he or she has completed at least six (6) months of credited service. The ESOP is to be funded by the Bank's annual contributions made in cash (which will be invested primarily in the Corporation's common stock) or common stock. Shares purchased by the ESOP are held in a suspense account for allocation among the participants as the loan is paid.

Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. Benefits become 20% vested after the third year of credited service, with an additional 20% vesting each year thereafter until 100% vesting after seven years. For any year in which the aggregate of benefits to key employees exceeds 60% of the aggregate benefits accrued to non-key employees, benefits allocated to participants in that year will become 20% vested after two years, increasing to 100% after six years. Forfeitures will be reallocated annually among remaining participating employees. Benefits may be payable upon retirement, separation from service, disability or death.

MANAGEMENT RECOGNITION AND RETENTION PLAN AND TRUST
The Bank has established the Bankers Savings 1989 Management Recognition and Retention Plan and Trust (the "MRP"), as a method of providing employees in key management positions with a proprietary interest in the Corporation and to encourage such key employees to remain with the Bank. The Bank contributed $1,269,000 to the MRP to enable it to acquire 372,240 shares of the common stock offered in the initial public offering. Under the MRP, awards can be granted to key employees in the form of shares of common stock held by the MRP. Key employees of the Bank will earn (i.e. become vested in) the shares of common stock over a period of five years at an annual cost to the Bank of $254,000. The cost to the Bank in 1995 totaled $63,000 and is now complete. There will be no ongoing costs for future periods.

EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS
The Corporation and the Bank have entered into an employment agreement with one executive officer for three (3) years with an annual provision for automatic continuance unless timely notice is given. In an event of a change of control, as defined in the agreement, or if the Corporation or the Bank terminates the executive officer for reasons other than cause, the executive officer would be entitled to receive severance payments of approximately three years salary, bonus and other benefits.

Special termination agreements among the Corporation, the Bank and three executive officers provide for a three year term. Commencing on the first anniversary date and continuing on each anniversary thereafter, the agreements will automatically be extended so that the remaining term shall be three years. In the event a change in control occurs, each executive would be entitled to receive payments in an amount equal to three times the highest annual base salary paid. All agreements provide for termination for cause at any time.

NOTE 16  COMMITMENTS AND CONTINGENCIES
The Bank has entered into several lease agreements for branch sites. At December 31, 1996, approximate minimum annual rental commitments under these operating leases, including the option periods, are as follows (dollars in thousands):

              December 31,
              PERIOD                                                  AMOUNT
              1997...........................................   $       369
              1998...........................................           369
              1999...........................................           309
              2000...........................................           275
              2001...........................................           160
                 Thereafter through 2004.....................           190
                                                             --------------
              Total                                              $    1,672
                                                                  =========
Rental expense for 1996, 1995, and 1994 was $378,000, $289,000 and $239,000,
respectively.

In the normal course of business, there are outstanding various legal proceedings, claims, commitments and contingent liabilities, such as guarantees and commitments to extend credit, including loan commitments of $35.9 million and $18.7 million (primarily residential mortgages) at December 31, 1996 and 1995, respectively, standby letters of credit of $1,778,000 and $128,000 at December 31, 1996 and 1995, respectively, and undisbursed home equity credit lines of $41.9 million and $36.2 million at December 31, 1996 and 1995, respectively, which are not reflected in the accompanying consolidated financial statements. In the opinion of management, the consolidated financial position of the Corporation will not be materially affected by the outcome of such legal proceedings and claims or by such commitments and contingent liabilities.

The Bank maintains $45.0 million in lines of credit with other banks. Borrowings outstanding under these lines totaled $11.0 million and $18.5 million at December 31, 1996 and 1995, respectively.

NOTE 17  DIVIDEND RESTRICTIONS

Subject to applicable law, the Board of Directors of the Bank and of Bankers Corp. may each provide for the payment of dividends when it is determined that dividend payments are appropriate, taking into account factors including, without limitation, net income, capital requirements, financial condition, alternative investment options, tax implications, prevailing economic conditions, industry practices and other factors deemed to be relevant at the time.

No dividends may be paid by the Bank to the Corporation if such dividends reduce stockholders' equity below the amount required for the liquidation account (see note 3) or applicable regulatory capital requirements.



The New Jersey Banking Law further restricts the amounts of dividends paid by the Bank on its common stock to an amount which, following the payments of such dividends, will not reduce paid in capital and retained earnings to an amount less than 50% of common stock or the payment of such dividend will not reduce the statutory surplus of the Bank. The Bank's certificate of incorporation requires a capital surplus of $4 million. At December 31, 1996, the Bank's total equity was $192.4 million of which $2.5 million was common stock.

NOTE 18 CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY



STATEMENTS OF CONDITION                                                                                      December 31,
(dollars in thousands)                                                                              1996                      1995
Assets
   Investment in subsidiary bank ...............................................                  $192,442                  $186,309
   Advances to subsidiary bank .................................................                     2,115                       217
   Loans to subsidiary bank ESOP ...............................................                       301                       621
   Dividends receivable
     from subsidiary bank ......................................................                         0                     1,600
                                                                                                  --------                  --------
     Total assets ..............................................................                  $194,858                  $188,747
                                                                                                  ========                  ========
Liabilities and Stockholders' Equity:
   Dividends payable ...........................................................                     1,981                     1,809
                                                                                                  --------                  --------
     Total liabilities .........................................................                     1,981                     1,809
                                                                                                  --------                  --------
     Stockholders' Equity ......................................................                   192,877                   186,938
                                                                                                  --------                  --------
       Total Liabilities and
         Stockholders' Equity ..................................................                  $194,858                  $188,747
                                                                                                  ========                  ========

STATEMENTS OF INCOME                                                                            Years ended December 31,
(dollars in thousands)                                                          1996                   1995                    1994
Dividend income from
    subsidiary Bank ...........................................              $ 18,000               $  6,200               $  7,800
Interest Income on ESOP Loan ..................................                    38                     76                     38
Expenses ......................................................                   (93)                   (84)                  (136)
                                                                             --------               --------               --------
    Income before equity in
      undistributed earnings
      of the subsidiary bank ..................................                17,945                  6,192                  7,702
Equity in undistributed
      earnings of the
      subsidiary bank .........................................                 6,380                 13,812                 13,302
                                                                             --------               --------               --------
      Net income ..............................................              $ 24,325               $ 20,004               $ 21,004
                                                                             ========               ========               ========

STATEMENTS OF CASH FLOW                                                                         Years ended December 31,

(dollars in thousands)                                                             1996                 1995                  1994
Cash flows from operating activities:
Net income ..........................................................            $ 24,325             $ 20,004             $ 21,004
Adjustments to reconcile net
   income to net cash provided
   by operating activities:
   Equity in undistributed
     earnings of the
               subsidiary bank ......................................              (6,380)             (13,812)             (13,302)
(Decrease)increase
   in other liabilities .............................................                   1                 (132)                 132
Decrease (increase) in dividends
   receivable .......................................................               1,600               (1,600)                   0
                                                                                 --------             --------             --------
   Net cash provided by
         operating activities .......................................              19,546                4,460                7,834
                                                                                 --------             --------             --------
Cash flows from investing activities:
     Net change in ESOP loan ........................................                 320                  450               (1,071)
     (Increase) decrease in advances
           to subsidiary bank .......................................              (1,899)               2,324                1,692
                                                                                 --------             --------             --------
   Net cash (used in) provided
           by investing activities ..................................              (1,579)               2,774                  621
                                                                                 --------             --------             --------
Cash flows from financing activities:
     Treasury stock purchases .......................................             (10,658)                (956)              (3,699)
     Dividends paid .................................................              (7,571)              (6,453)              (4,838)
     Exercise of stock
              options, net ..........................................                 262                  175                   82
                                                                                 --------             --------             --------
   Net cash used in
     financing activities ...........................................             (17,967)              (7,234)              (8,455)
                                                                                 --------             --------             --------
Net change in cash
   for the year .....................................................            $      0             $      0             $      0
                                                                                 ========             ========             ========

NOTE 19 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following summarizes certain 1996 and 1995 quarterly consolidated financial data:




(dollars in thousands, except per share data)                                     Quarter ended
                                                        Dec. 31           Sept. 30            June 30           March 31
1996
    Interest income............................         $42,546            $39,254            $36,895            $34,410
    Interest expense...........................          26,429             23,586             21,464             19,400
    Net Interest income........................          16,117             15,668             15,431             15,010
    Provision for loan losses..................             900                900              1,250                900
    Gains on sale of loans...................                11                  5                  5                  5
    Income before income tax expense.........            10,921              7,612              9,592              9,701
    Net income.................................           6,957              5,022              6,139              6,207
    Earnings per share:
       Primary.................................             .55                .40                .48                .47
       Fully diluted...........................             .55                .40                .48                .47
       Cash Dividend Per share...............               .16                .16                .16                .14






(dollars in thousands, except per share data)                                           Quarter ended
                                                                Dec. 31         Sept. 30         June 30        March 31
1995
  Interest income.......................................        $33,945          $32,521         $31,885         $30,914
  Interest expense......................................         20,066           19,014          18,205          16,533
  Net Interest income...................................         13,879           13,507          13,680          14,381
  Provision for loan losses.............................          2,000            1,500           1,000           1,000
  Loss on security transactions.........................         (1,655)               0               0             (10)
  Income before income tax expense......................          6,062            8,071           8,039           8,515
  Net income............................................          4,222            5,181           5,149           5,452
  Earnings per share:
      Primary...........................................           0.32             0.39            0.39            0.41
      Fully diluted.....................................           0.32             0.39            0.39            0.41
  Cash Dividend Per share...............................           0.14             0.14            0.12            0.12

NOTE 20  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107. "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires that the Corporation disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments at December 31, 1996 and 1995 (dollars in thousands):

                                                                  1996                             1995
                                                        Carrying        Estimated         Carrying       Estimated
                                                         amount        fair value          amount       fair value

Financial assets:
   Cash and cash equivalents.......................    $   15,957       $   15,957      $   23,337       $   23,337
   Securities available for sale...................        34,181           34,181           ---               ---
   Investment securities...........................        25,961           26,036          66,831           67,735
   Mortgage and asset-backed securities...........        681,518          685,780         460,574          463,116
   Net loans......................................      1,665,638        1,676,961       1,313,259        1,324,951
   Accrued interest receivable....................         15,181           15,181          13,090           13,090
Financial liabilities:
   Deposits.......................................     $1,629,062        1,630,952      $1,631,254       $1,634,635
   Short-term borrowings..........................        614,090          614,204          67,245           67,245

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS
The carrying amount approximates fair value.

INVESTMENT SECURITIES
All investment securities are actively traded in a secondary market and have been valued using quoted market prices.

MORTGAGE AND ASSET-BACKED SECURITIES
All mortgage-and asset-backed securities are actively traded in a secondary market and have been valued using quoted market prices.

NET LOANS
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential and commercial real estate, commercial and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and non-performing categories.

The fair value of loans is estimated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing credit costs.

The fair value of significant non-performing loans is based on either recent external appraisals or estimated cash flows which are discounted using a rate commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

ACCRUED INTEREST RECEIVABLE
The carrying amount approximates fair value.

DEPOSITS
The fair value of deposits, with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

SHORT-TERM BORROWINGS
The fair value of short-term borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowing of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties and at December 31, 1996 and 1995 approximates the contract amount.

LIMITATIONS
The preceding fair value estimates were made at December 31, 1996 and 1995, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell at one-time the Bank's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on and off balance sheet financial instruments at December 31, 1996 and 1995, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

NOTE 21 REGULATORY CAPITAL REQUIREMENTS

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject and meets the requirements to be categorized as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events that management believes would have changed the Bank's capital classification.

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



The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1996 and 1995, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution:


                                                                                     FDIC REQUIREMENTS
                                                                           ------------------------------------
                                                                            MINIMUM CAPITAL             FOR CLASSIFICATION
                                                     BANK ACTUAL               ADEQUACY                 AS WELL CAPITALIZED
                                                  ---------------      -----------------------      --------------------------
                                                 AMOUNT       RATIO         AMOUNT      RATIO         AMOUNT        RATIO
                                                 ------       -----         ------      -----         ------        -----

DECEMBER 31, 1996
Leverage(Tier 1)capital                         $189,680      7.87%       $ 96,435      4.00%       $120,544        5.00%
Risk-based capital:
           Tier 1                                189,680     16.64          45,584      4.00          68,377        6.00
           Total                                 193,308     16.96          91,169      8.00         113,961       10.00

DECEMBER 31, 1995
Leverage(Tier 1)capital                         $182,200      9.69%       $ 75,178      4.00%         93,973        5.00%
Risk-based capital:
           Tier 1                                182,200     19.47          37,424      4.00          56,137        6.00
           Total                                 184,797     19.75          74,849      8.00          93,561       10.00


NOTE 22 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). The statement provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings, and provides guidance on the recognition and measurement of asset servicing contracts and on debt extinguishments. As issued, SFAS 125 is effective for transactions occurring after December 31, 1996. However, as a result of an amendment to SFAS 125 issued by the FASB in December 1996, certain provisions of SFAS 125 are deferred for an additional year. Adoption of the new accounting standard is not expected to have a material impact on the Corporation.

                                       30